                           SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
                      The Securities Exchange Act of 1934


Check the appropriate box:

    /x/	     Preliminary Information Statement
    / /      Confidential, for use of the Commission Only (as permitted by Rule
             14c-5(d)(2))
    / /	     Definitive Information Statement


                                 MPTV, Inc.
                 (Name of Registrant as Specified in its Charter)

Payment of Filing Fee:

    /x/	     No fee required
    / /	     Fee computed on table below per Exchange Act Rules 14c-5(g) and
             0-11

            (1) Title of each class of securities to which transaction applies:
                  ____________________________________________________

            (2) Aggregate number of securities to which transaction applies:
                  ____________________________________________________

       	    (3)	Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:
              		  ____________________________________________________

            (4) Proposed maximum aggregate value of transaction:
       	          ____________________________________________________

	           (5) Total fee paid:
		                ____________________________________________________

    / /	      Fee paid previously with preliminary materials.

    / /	      Check box if any part of the fee is offset as provided by
              Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      	     (1) Amount Previously Paid:
		                __________________________________________________

      	     (2) Form, Schedule or Registration Statement No.:
		                __________________________________________________

	           (3) Filing Party:
             		   __________________________________________________

      	     (4) Date Filed:
		                __________________________________________________

                                  MPTV, INC.
                        366 San Miguel Drive, Suite 210
                        Newport Beach, California  92660


To Our Stockholders:


Our Board of Directors is hereby seeking the approval of MPTV's stockholders for a one-for-20 reverse stock split, and the subsequent amendment of MPTV's Articles of Incorporation to increase the number of authorized shares of common stock to 950,000,000. The Board of Directors is seeking this approval by the solicitation of written consents. We are not holding a meeting of stockholders in connection with this consent solicitation.

In this consent solicitation, you are being asked to approve the one-for-20 reverse stock split, which would reduce the authorized and outstanding shares of MPTV's common stock from 950,000,000 to 47,500,000. You are also being asked to amend MPTV's Articles of Incorporation to increase the number of authorized shares of common stock from 47,500,000 (post-split) to 950,000,000. The number of outstanding shares of common stock would remain unchanged as a result of this amendment, giving MPTV the opportunity to issue up to 902,500,000 additional shares of common stock. Our Board of Directors unanimously recommends that you consent to the reverse stock split and the amendment authorizing the increase.

The Information Statement on the following pages describes the matters being presented to you in this consent solicitation.

Our Board of Directors hopes that you will have your stock represented by signing, dating and returning your consent in the enclosed envelope as soon as possible. If you submit a properly executed consent within ten (10) days of the delivery of the first dated consent delivered to MPTV (this date may be extended by our Board of Directors), your stock will be voted in favor of the proposed reverse stock split and amendment.


March 2, 2000                           							JAMES C. VELLEMA
                                        							Chairman

                                MPTV, INC.
                      366 San Miguel Drive, Suite 210
                      Newport Beach, California  92660

                        ___________________________

                           Information Statement
                               March 2, 2000
                        ___________________________

                            GENERAL INFORMATION

Information Regarding Consents

This Information Statement is furnished in connection with the solicitation of stockholder consents by the Board of Directors of MPTV. Our Board is soliciting these consents in lieu of a meeting of stockholders, in connection with a proposed one-for-20 reverse stock split of our outstanding common stock and the proposed amendment of our Articles of Incorporation to increase our number of authorized shares of our common stock to 950,000,000. Only stockholders of record at the close of business on our record date of February 24, 2000 will be entitled to submit a written consent.

We Are Not Asking You for a Proxy and You are Requested Not to Send Us a Proxy.

We are incorporated in the State of Nevada and are therefore subject to
Title 7 of the Nevada Revised Statutes.   Section 78.320 of the Nevada Revised
Statutes permits our stockholders to take action without a meeting if the votes represented by consents in writing, setting forth the action so taken, exceed the votes represented by written disapprovals of the actions to be so taken. Our Board of Directors has determined that the votes must be received within 10 days of the date of the first such written consent; however, this date may be extended by our Board of Directors in its sole discretion. Accordingly, if within 10 days following our receipt of the first written consent approving the proposed reverse stock split and amendment (unless the Board extends this period) we receive executed consents approving these actions from the holders of a number of shares of our common stock exceeding the number of shares for which holders have forwarded written disapprovals, you will be deemed to have approved the proposed reverse stock split and amendment. We intend to amend our Articles of Incorporation as soon as practicable following our receipt of the necessary consents.

All written consents that we receive, regardless of when dated, will expire unless valid, written and unrevoked consents constituting the necessary vote for approval of the proposed actions are received by us within 10 days from the date of the first such consent (unless this 10-day period is extended by our Board of Directors). You may revoke your consent at any time, provided that we receive a written, signed and dated revocation prior to the time that we receive written consents sufficient to approve the proposed reverse stock split and amendment. A revocation may be in any written form validly signed by you, as long as it clearly states that the consent previously given is no longer effective. The revocation should be sent to Hurley C. Reed, President, MPTV, Inc., 366 San Miguel Drive Civic Plaza, Suite 210, Newport Beach, California 92660.

We will pay the costs of soliciting these consents. In addition to soliciting consents by mail, our officers, directors and other regular employees, without additional compensation, may solicit consents personally or by other appropriate means. Banks, brokers, fiduciaries and other custodians and nominees who forward consent soliciting material to their principals will be reimbursed their customary and reasonable out-of-pocket expenses.

Record Date and Consent Rights

Only our stockholders of record as of the close of business on the record date, February 24, 2000 will be entitled to submit a consent on the accompanying form. On that date, there were listed as outstanding 950,000,000 shares of our common stock. Each share of common stock is entitled to one vote in the consent solicitation. Consents evidencing a majority of the shares entitled to vote are required in order to approve the proposed actions being submitted to you. To be counted toward the votes required for approval of the proposed actions, your consent must be delivered to us within 10 days of the delivery of the first dated consent (unless such period is extended by our Board of Directors).

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 24, 2000, relating to the beneficial ownership of our common stock by (i) all persons known by us to beneficially own more than five percent of the outstanding shares; (ii) each of our directors; and (iii) all of our executive officers and directors as a group. Unless otherwise indicated, each of the following individuals has sole vesting and sole investment control with respect to the shares he beneficially owns. The address of each of these persons is c/o MPTV, Inc., 366 San Miguel Drive, Suite 210, Newport Beach, California 92660.

The number of shares owned by each stockholder in the following table was calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by each other person listed. The total number of outstanding shares of our common stock at February 24, 2000 is 950,000,000.


                              					Number of Shares	                 	Percent
Name			                          		Beneficially Owned	               	of Class
James C. Vellema and
  Kathryn M. Vellema,
   Joint tenants	                  	4,428,200			                       4.7%

Hurley C. Reed	           		           50,000	                    		    *

                     _________________________________________________
     (*)Less than one percent.

      Mr. and Mrs. Vellema's ownership includes options to purchase 150,000 shares, all of which are exercisable within 60 days of February 24, 2000.

     	Mr. Reed's beneficial ownership includes options to purchase 50,000 shares, all of which are exercisable within 60 days of February 24, 2000.


             Proposal One - Approval of One-for-20 Reverse Stock Split

General

Our Board of Directors has unanimously approved a resolution providing for a one-for-20 reverse stock split. This reverse stock split will become effective upon our receipt of written consents approving the reverse stock split from holders of a majority of our outstanding shares of common stock. At that time, without further action by our stockholders, each share of common stock will be converted into one-twentieth of a share of common stock.

Our Articles of Incorporation currently authorize 950,000,000 shares of common stock. As of February 24, 2000, an aggregate of 950,000,000 shares were listed as issued and outstanding.

Reasons for the Reverse Stock Split

Our Board of Directors believes that the current low per share market price of our common stock has had a negative effect on the marketability of the existing shares, the amount and percentage of transaction costs paid by our individual stockholders and our potential ability to raise capital by issuing additional shares. Reasons for these effects include internal policies of certain institutional investors which prevent the purchase of low-priced stocks, the fact that many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin and a variety of brokerage house policies which tend to discourage individual brokers within those firms from dealing in low-priced stocks.

In addition, since broker's commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current per share price of our common stock can result in stockholders paying transaction costs which are a higher percentage of their total share value than would be the case if our share price were substantially higher. Our Board of Directors believes that this factor limits the willingness of certain institutional investors to purchase our common stock.

Our Board of Directors believes that an increase in the price per share of our common stock will have a positive effect on the marketability of the existing shares and will enhance our flexibility in future financing and capitalization needs. It also believes that the decrease in the number of shares of common stock to be outstanding as a result of the proposed reverse stock split and the resulting anticipated increased price level will encourage interest in our common stock and possibly promote greater liquidity for our stockholders, although such liquidity could be adversely affected by the reduced number of shares of common stock to be outstanding after the reverse stock split. However, any increase in the market price of our common stock resulting from the reverse stock split may be proportionately less than the decrease in the number of shares to be outstanding. In addition, there can be no assurance that the effects contemplated by our Board of Directors will occur, or that the market price of our common stock immediately after the proposed reverse stock split will be maintained for any period of time.

There can be no assurance that the market price of our common stock after the proposed reverse stock split will be equal to 20 times the market price before the reverse stock split, or that the market price following the reverse stock split will either exceed or remain in excess of the current market price.

Exchange of Stock Certificates and Fractional Shares

The exchange of shares of common stock will occur on the effective date of the reverse stock split, as described above, without any action on the part of our stockholders and without regard to the date on which certificates representing pre-split shares of common stock are physically surrendered for certificates representing post-split shares of common stock. Our transfer agent, United Stock Transfer Corporation, will exchange certificates.

We will not issue any fractional shares of common stock as a result of the reverse stock split. In lieu of receiving fractional shares, stockholders who hold, immediately prior to the effective date of the reverse stock split, a number of shares not evenly divisible by 20, will receive one additional share of common stock for such fractional shares.

As soon as practicable after the effective date of the reverse stock split, you will receive a transmittal form to be used in forwarding your common stock certificates for surrender and exchange. After receipt of this transmittal form, you should surrender the certificates representing your pre-split shares
of our common stock.   Upon your surrender of these certificates, you will
receive new certificates representing the whole number of post-split shares to which you are entitled, including if applicable the share of common stock issued in lieu of fractional shares. The transmittal form will be accompanied by instructions specifying other details of the exchange. You should not surrender your certificates until you receive a transmittal form.

After the effective date of the reverse stock split, each certificate representing pre-split shares of common stock will, until surrendered and exchanged as described above, be deemed for all corporate purposes to evidence ownership of the whole number of post-split shares of our common stock into which the pre-split certificate may be exchanged, including the share of common stock issued in lieu of fractional shares. However, you will not be able to receive any dividends or other distributions payable by us until your pre-split certificates have been surrendered. Any such dividends and distributions will be accumulated and paid to you, without interest, at the time of such surrender.

Federal Income Tax Consequences

The following discussion is a general description of certain federal income tax consequences of the reverse stock split. This discussion is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations, reports of congressional committees, judicial decisions and current administrative rulings and practices. Any of these could be modified, repealed, overruled or revoked at any time, and any such change could be retroactive. We cannot assure you that the Internal Revenue Service would agree with these conclusions. In addition, this is general federal tax information and does not address specific situations, particular taxpayers or state, local or foreign laws. We urge you to contact your own tax advisor as to the particular tax consequences of the reverse stock split.

We will not recognize any gain or loss as a result of the reverse stock split, and no stockholder should recognize any gain or loss as a result of such reverse stock split. Your aggregate tax basis of the post-split common stock that you receive will equal your aggregate tax basis in your pre-split common stock that you exchange, and generally will be allocated among post-split common stock received on a pro rata basis. If you have used the specific identification method to identify your basis in pre-split common stock, please consult your own tax advisor to determine your basis in post-split common stock. If you receive a share of common stock in lieu of post-split fractional shares, you may recognize capital gain or loss of the receipt of such share in an amount equal to the difference between the value of the share received and your basis in such fractional shares.

Recommendation and Vote

The affirmative consent of holders of a number of outstanding shares of our common stock in excess of the common stock held by holders disapproving of the action is necessary for the approval of the reverse stock split. Our Board of Directors recommends that you consent to the reverse stock split.


        Proposal Two - Approval of Amendment to Articles of Incorporation
                  For Increase in Authorized Number of Shares

General

Our Board of Directors has unanimously approved a resolution to amend our Articles of Incorporation to increase the authorized shares of common stock from 47,500,000 (post-reverse stock split) to 950,000,000. The increase will be effected by an amendment to our Articles of Incorporation, and will become effective upon the filing of a certificate of amendment with the Nevada Secretary of State. The form of this amendment is set forth as Exhibit A to this information statement.

Reasons for Increase in Authorized Shares

Our Articles of Incorporation currently authorize 950,000,000 shares of common stock. If the proposed reverse stock split is approved, however, the authorized number of shares would also decrease on a 20-for-one basis to
47,500,000.    This would not permit us to issue any additional shares of common stock. In the past, we have been greatly reliant upon the issuance of common stock to raise capital and compensate our employees and consultants.
In addition, proceeds raised from the sale of common stock in the past have provided the capital for our Lake Tropicana renovation project.

We have determined that without an increase in our authorized common stock, we will not be able to raise capital or compensate our consultants and employees for services to be rendered in the future. More importantly, without the ability to sell additional shares of common stock we will not have the funding required to complete the renovation of our Lake Tropicana timeshare resort. Our business strategy is dependent upon the completion of the Lake Tropicana project; the inability to finance the project would have a material adverse impact on our operations and financial condition.
Accordingly, our Board of Directors determined that it would be in our best interest to increase the post-reverse split number of authorized shares of common stock to 950,000,000. Approval of this proposal will effect that increase.

We believe that having such additional shares available for issuance will enable us to progress with the Lake Tropicana renovations and take prompt action on such other corporate opportunities as may materialize in the future, if our Board of Directors deems such issuances to be in our best interest.
The disadvantage of any such increase is that any additional issuances of common stock will dilute the percentage of MPTV owned by existing stockholders. The additional California and Nevada franchise taxes with respect to the additional shares will be minimal.

Recommendation and Vote

The affirmative consent of holders of a number of outstanding shares of our common stock in excess of the shares held by holders disapproving of such action is necessary for the approval of the amendment of our Articles to increase the authorized shares. Our Board of Directors recommends that you consent to the increase.

Annual Report on Form 10-KSB

A copy of our annual report on Form 10-KSB for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, may be obtained by stockholders without charge by writing to: MPTV, Inc., 366 San Miguel Drive, Suite 210, Newport Beach, California 92660, Attention: Corporate Secretary. In addition, you may access this annual report through the Securities and Exchange Commission's Web site, www.sec.gov.